Exhibit 99.4

                 SUMMARY OF TERMS OF OLDHAM EMPLOYMENT AGREEMENT

Position                 President and Chief Executive Officer

Term of Agreement        At-will employment. Employment may be terminated by
                         Steven C. Oldham ("Oldham") or SureWest Communications
                         ("Company"). The Steven C. Oldham Employment Agreement
                         ("Agreement") will end on December 31, 2008.

Board of Directors       Oldham is currently a member of the Board of Directors,
                         and thereafter will be nominated as a member of the Board during each year of his employment. Following
                         Oldham's termination, he will be deemed to have resigned from the Board.

Salary                   $350,000 base salary.

Bonus Beginning with the 2006 fiscal year, Oldham's target annual bonus shall be $150,000

Long-Term Incentive      For the 2005 fiscal year, and each additional year of
                         the term of the Agreement, Oldham will receive a long-term incentive with a value of $300,000, vesting at the rate of 25% per year from the time of the award.

Benefits Oldham will be eligible to participate in the Company's employee benefit plans, policies and arrangements applicable to all executive officers.

Perquisites              Oldham will be eligible for Company perquisites on at
                         least the same level as other executive officers.

Time-Off Oldham will receive paid time off in accordance with Company policy for all executive officers.

Relocation Benefits      Oldham shall receive a non-refundable relocation
                         allowance of $100,000.

Severance                If Oldham is terminated without cause, he shall receive
                         his Base Salary plus a prorated portion of his target annual incentive for the fiscal year in which the termination occurs.

Indemnification          Oldham shall be provided indemnification to the maximum
                         extent permissible by the Company's Bylaws and Articles of Incorporation, including, if applicable, directors and officers insurance policies, and on terms no less favorable than to any other Company executive officer or director.

Arbitration              All disputes arising out of Oldham's employment,
                         including the termination thereof, or Oldham's compensation or benefits shall be resolved through binding arbitration.